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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       SYNERGEX INTERNATIONAL CORPORATION,

           CERTAIN SHAREHOLDERS OF SYNERGEX INTERNATIONAL CORPORATION

                             RMAG ACQUISITION CORP.

                                       AND

                           REGISTRY MAGIC INCORPORATED


                          DATED AS OF FEBRUARY 11, 2000




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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of February 11, 2000 (the "Agreement"), by and among SYNERGEX INTERNATIONAL CORPORATION, a California corporation ("SIC"), REGISTRY MAGIC INCORPORATED, a Florida corporation ("RMAG"), and RMAG ACQUISITION CORP., a Delaware corporation ("SUB"), which is a direct wholly-owned subsidiary of RMAG and, for the limited purposes of Sections 4.2, 4.3, 4.4, 4.5, 4.10, 4.13, 4.16, 4.17, 7.1, 7.3 and Article XI, Michele
Wong and Kenneth Lidster shareholders of SIC (each a "SIC Shareholder" and collectively the "SIC Shareholders") SIC and SUB are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

         A. The Boards of Directors of SIC, RMAG and SUB deem it advisable and in the best interests of each corporation and its respective shareholders that SIC and RMAG combine in order to advance their long-term business interests, all upon the terms and subject to the conditions of this Agreement.

         B. It is intended that the combination be effected by a merger of SIC with and into SUB with SUB surviving, which for Federal income tax purposes shall be a tax-free reorganization described in Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. (a) In accordance with the provisions of this Agreement, the California General Corporation Law ("CGCL") and the Delaware General Corporation Law ("DGCL"), at the Effective Time, SIC shall be merged (the "Merger") with and into SUB, and SUB shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be Synergex International Corporation. At the Effective Time, the separate existence of SIC shall cease.

         (b) The Merger shall have the effects on SIC and SUB, as Constituent Corporations of the Merger, provided for under the CGCL and DGCL.

         Section 1.2 Effective Time. The Merger shall become effective at the time of filing of, or at such later time as specified in, an agreement of merger, in the form required by and executed in accordance with the CGCL and the DGCL, with the Secretary of State of the State of California


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in accordance with the provisions of Sections 1101, 1102 and 1103 of the CGCL and with the Secretary of State of the State of Delaware in accordance with the provisions of Section 252 of the DGCL (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

         Section 1.3 Articles of Incorporation and Bylaws of Surviving Corporation. The Certificate of Incorporation and Bylaws of SUB as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by law.

         Section 1.4 Directors and Officers of Surviving Corporation. (a) The directors of the Surviving Corporation shall be the same as RMAG at the Effective Time, consistent with this Agreement and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

         (b) The officers of SIC immediately prior to the Effective Time shall be the officers of the Surviving Corporation and each will hold office from and after the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

         Section 1.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

         Section 2.1 Effect on SIC Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:


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         (a) The shares of SIC's common stock, no par value (the "SIC Shares"), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 1,000,000 shares of RMAG Common Stock, $.001 par value per share (the RMAG "Common Stock") and shares of RMAG Series A 6% Cumulative Nonvoting Convertible Preferred Stock having an aggregate face value of $8,000,000 (the "RMAG Preferred Shares"). In the event any options held by SIC Shareholders are exercised between the date hereof and the Effective Date, the number of shares of RMAG Common Stock and RMAG Preferred Shares to be received by each SIC Shareholder shall be proportionately adjusted downward. The Articles of Amendment to RMAG's Articles of Incorporation setting forth the terms and conditions of the RMAG Preferred Stock is attached as
Schedule 2.1 (a) hereto.

         (b) All SIC Shares shall be canceled and retired, and each certificate representing any such SIC Shares shall thereafter (i) represent only the right to receive the RMAG Common Stock and RMAG Preferred Shares issuable in exchange for such SIC Shares upon the surrender of such certificates in accordance with
Section 2.4 (and any cash payable in respect of fractional shares) and (ii) entitle the holder thereof to vote with respect to, and receive dividends on, such number of whole shares of RMAG Common Stock and RMAG Preferred Shares which such holder is entitled to receive in exchange for such certificates, provided that dividends shall be paid to such holder, without interest, only upon surrender of certificates in accordance with Section 2.4.

         (c) Notwithstanding anything to the contrary in this Agreement, any holder of SIC Shares who shall exercise the rights of a dissenting shareholder pursuant to and strictly in accordance with the provisions of Sections 1300 through 1312 of the CGCL shall be entitled to receive only the payment therein provided for and shall not be entitled to receive RMAG Common Stock and RMAG Preferred Shares. Such payment shall be made directly by the Surviving Corporation.

         Section 2.2 Effect on SIC Options. All outstanding SIC options shall at the Effective Time be canceled and as soon as practicable following the date of this Agreement, the SIC Board of Directors shall adopt such resolutions or take such other actions as may be required to terminate any outstanding SIC options or option plans.

         Section 2.3 SUB Common Stock. Each share of common stock, $.0001 par value, of SUB issued and outstanding immediately prior to the Effective Time shall remain outstanding.

         Section 2.4 Exchange Procedures. (a) RMAG shall authorize its transfer agent to act as exchange agent hereunder (the "Exchange Agent") for the purposes of exchanging certificates representing SIC Shares and shares of RMAG Common Stock and RMAG Preferred Shares. As promptly as practicable after the Effective Time, RMAG shall deposit with the Exchange Agent, in trust for the holders of Certificates (as defined in Section 2.4(b) below), certificates representing the shares of RMAG Common Stock and RMAG Preferred Shares issuable pursuant to
Section 2.1(a) in exchange for SIC Shares (the "SIC Certificates").

         (b) Promptly after the Effective Time, the Exchange Agent shall mail or cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates


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which immediately prior to the Effective Time represented SIC Shares (the
"Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of RMAG Common Stock and RMAG Preferred Shares which such holder has the right to receive under Section 2.1(a) (and any amount of cash payable in lieu of fractional shares) and such Certificate shall forthwith be canceled. If any such shares are to be issued to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

         (c) No dividends or other distributions with respect to the RMAG Common Stock or RMAG Preferred Shares constituting all or a portion of the consideration payable to the holders of SIC Shares shall be paid to the holder of any unsurrendered Certificate representing SIC Shares until such Certificate is surrendered as provided for in this Section 2.4. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the certificates representing RMAG Common Stock and RMAG Preferred Shares (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time payable prior to or on the date of such surrender with respect to such whole shares of RMAG Common Stock and RMAG Preferred Shares and not paid, and the amount of cash payable in lieu of any fractional shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax law, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the date of surrender and a payment date subsequent to the date of surrender payable with respect to such whole shares of RMAG Common Stock or RMAG Preferred Shares, less the amount of any withholding taxes which may be required thereon under any provision of federal, state, local or foreign tax Law. RMAG shall make available to the Exchange Agent cash for these purposes.

         (d) Any portion of the RMAG Common Stock and RMAG Preferred Shares made available to the Exchange Agent pursuant to Section 2.4(a) that remains unclaimed by the holders of SIC Shares twelve (12) months after the Effective Date shall be returned to RMAG, upon demand, and any such holder who has not exchanged his, her or its SIC Shares in accordance with this Section 2.4 prior to that time shall thereafter look only to RMAG for his, her or its claim for RMAG Common Stock and RMAG Preferred Shares, (as the case may be), any cash in lieu of fractional shares and certain dividends or other distributions. Neither RMAG nor SUB shall be liable to any holder of SIC Shares with respect to any RMAG Common Stock and RMAG Preferred Shares (or cash in lieu of fractional shares) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) If any Certificate representing SIC Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen


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or destroyed and, if required by RMAG, the posting by such person of a bond in such reasonable amount as RMAG may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the consideration payable under Section 2.1(a) and, if applicable, any unpaid dividends and distributions on shares of RMAG Stock deliverable with respect thereof and any cash in lieu of fractional shares, in each case pursuant to this Agreement.

         Section 2.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of SIC Shares who upon surrender of Certificates therefor would be entitled to receive a fraction of a share of RMAG Common Stock and RMAG Preferred Shares shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the initial fair market value of RMAG Common Stock and RMAG Preferred Shares. For purposes of this Agreement, initial market value means the average of the closing bid and ask price of RMAG Common Stock for the five trading days ending three trading days immediately preceding the Closing.

         Section 2.6 Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of SIC or the Surviving Corporation of SIC Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this
Article II.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF RMAG AND SUB

         RMAG and SUB jointly and severally represent and warrant to SIC and each SIC Shareholder as follows:

         Section 3.1 Organization. Each of RMAG and SUB is a corporation duly organized, validly existing and in good standing under the laws of its respective State of Incorporation. RMAG owns directly all of the outstanding capital stock of SUB. Each of RMAG and SUB has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in Schedule 3.1, each of RMAG and SUB is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 3.1 except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of RMAG and would not delay or prevent the consummation of the transactions contemplated hereby (an "RMAG Material Adverse Effect"). RMAG previously has delivered to SIC accurate and complete copies of its Articles of Incorporation and Bylaws, and SUB's Certificate of Incorporation and Bylaws, each as currently in effect.

         Section 3.2 Capitalization. (a) The authorized capital stock of RMAG consists of 30,000,000 shares of RMAG Common Stock and 5,000,000 shares of RMAG Preferred Shares. As


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of the date hereof, there are 5,355,405 shares of RMAG Common Stock issued and outstanding and no shares held in treasury; and no shares of RMAG Preferred Shares outstanding. As of the date hereof, there were outstanding under the RMAG Stock Option Plans, or otherwise, RMAG Stock Options entitling the holders thereof to purchase, in the aggregate, up to 854,756 RMAG Shares. Except as set forth in Schedule 3.2 or in the RMAG SEC Reports, at the Effective Time there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating RMAG to issue, transfer or sell any shares of capital stock of RMAG or any other securities convertible into or evidencing the right to subscribe for any such shares. All shares of RMAG Common Stock and RMAG Preferred Shares to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, and nonassessable and subject to the terms of this Agreement free from liens, charges, claims and encumbrances. All of the shares of RMAG Common Stock shall be, when issued upon proper conversion of RMAG Preferred Shares, duly authorized and validly issued, fully paid and nonassessable and subject to the terms of this Agreement free from liens, charges, claims and encumbrances.

         (b) The authorized capital stock of SUB consists of one hundred (100) shares of common stock, $.0001 par value, of which one hundred (100) are issued and outstanding and are validly issued, fully paid and nonassessable. As of the date hereof, there are no outstanding Sub Stock Options entitling the holders thereof to purchase SUB Shares. At the Effective Time there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating SUB to issue, transfer or sell any shares of capital stock of SUB or any other securities convertible into or evidencing the right to subscribe for any such shares.

         (c) Except for the SUB, RMAG has no subsidiaries.

         Section 3.3 Authority. Each of RMAG and SUB has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the shareholders of RMAG, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of RMAG and SUB and by RMAG as the sole shareholder of SUB, and, except for the requisite approval by the shareholders of RMAG, no other corporate proceedings on the part of RMAG or SUB are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of RMAG and SUB and, assuming this Agreement constitutes a legal, valid and binding agreement of SIC and the SIC Shareholders, constitutes a legal, valid and binding agreement of RMAG and SUB, as the case may be, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

         Section 3.4 No Violations: Consents and Approvals. Except as set forth on Schedule 3.4, (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by RMAG and SUB with any of the provisions hereof conflicts


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with, violates or results in any breach of (i) subject to obtaining the requisite approval of RMAG's shareholders, any provision of the Articles of Incorporation or Bylaws of either of RMAG or the Certificate of Incorporation or Bylaws of SUB, (ii) any contract, agreement, instrument or understanding to which RMAG or SUB is a party or by which RMAG, SUB or any of their respective assets or properties is bound, or (iii) subject to the requisite approval of RMAG's shareholders any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority (a "Law") applicable to RMAG or SUB or any of their respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have an RMAG Material Adverse Effect or materially impair RMAG's or SUB's ability to consummate the transactions contemplated hereby or for which RMAG or SUB have received or, prior to the Merger, shall have received appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by RMAG or SUB in connection with the execution and delivery of the Agreement or the consummation by RMAG or SUB of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of the States of California and Delaware, (iii) filings with, and approval of, the NASDAQ in connection with obligations of RMAG hereunder, and (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have an RMAG Material Adverse Effect, or materially impair the ability of RMAG or SUB to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 3.5 SEC Documents: RMAG Financial Statements. (a) RMAG has filed with the Securities and Exchange Commission ("SEC") all documents required to be filed under the Securities Act and the Exchange Act since the effective date of its initial public offering (the "RMAG SEC Documents"). As of their respective dates, the RMAG SEC Documents complied in all respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the RMAG SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) As of their respective dates, the financial statements of RMAG included in the RMAG SEC Documents were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and present fairly the consolidated financial position of RMAG as at the dates thereof and the consolidated results of its operations and statements of cash-flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). RMAG's balance sheet included in its Form 10-QSB for the quarter ended October 31, 1999, shall be referred to as the RMAG Interim Balance Sheet.


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         (c) RMAG has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on
Schedule 3.5, (ii) as set forth on the RMAG Interim Balance Sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the RMAG Interim Balance Sheet.

         Section 3.6 Absence of Certain Changes. Since the date of the RMAG Interim Balance Sheet, RMAG has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have a RMAG Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on
Schedule 3.6, since October 1, 1999, there has not been with respect to RMAG any:

         (a) sale or disposition of any material asset other than inventory in the ordinary course;

         (b) payment of any dividend, distribution or other payment to any shareholder of RMAG or to any relative of any such shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

         (c) incurrence or commitment to incur any liability individually or in the aggregate material to RMAG, except such liabilities under RMAG's existing credit facilities and liabilities incurred in connection with the Merger;

         (d) waiver, release, cancellation or compromise of any indebtedness owed to RMAG or claims or rights against others, exceeding $50,000 in the aggregate;

         (e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

         (f) unusual or novel method of transacting business engaged in by RMAG or any change in RMAG's accounting procedures or practices or its financial or equity structure.

         Section 3.7 Proxy Statement/Prospectus Registration Statement. None of the information regarding RMAG and SUB to be supplied by RMAG and SUB for inclusion or incorporation by reference in (i) the registration statement on Form S-4 (as it may be amended or supplemented from time to time, the "Registration Statement") relating to RMAG Common Stock to be issued in connection with the Merger and the shares of Common Stock to be issued upon conversion of the RMAG Preferred Shares or (ii) the proxy statement to be distributed in connection with the shareholders meeting of RMAG and SIC contemplated by Section 5.5 (as it may be amended or supplemented from time to time, the "Proxy Statement" and together with the prospectus to be included in the Registration Statement, the "Proxy Statement/Prospectus") will, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, and, in the case of the Proxy Statement, at the time of its mailing to shareholders of RMAG and SIC and at the time of their respective shareholders' meetings, contain any untrue statement of a material fact or omit to


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state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to RMAG or SUB shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of RMAG and SIC. The Proxy Statement and the Registration Statement will (with respect to RMAG) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         Section 3.8 Broker's Fees. Except as set forth on Schedule 3.8, neither RMAG nor SUB nor any of RMAG's affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 3.9 Environmental Matters. RMAG has complied in all material respects with, and has not been cited for any violation of, federal, state and local environmental protection laws and regulations; and no material capital expenditures will be required for compliance with any federal, state or local laws or regulations now in force relating to the protection of the environment. As used in this section, "hazardous material" means any hazardous or toxic substance, material or waste that is regulated by any federal authority or by any state or local authority where the substance, material or waste is located. There are no underground storage tanks located on the real property owned by RMAG, nor is RMAG aware of any underground storage tanks on the real property leased by RMAG in which any hazardous material has been or is being stored, nor has there been any spill, disposal, discharge or release of any hazardous material into, upon or over that real property or into or upon ground or surface water on that real property. There are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets owned by RMAG, nor is there any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property owned by RMAG. RMAG is not aware of any asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets leased by RMAG, nor is RMAG aware of any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property leased by RMAG.

         Section 3.10 Compliance With Laws. Except as set forth on Schedule 3.10, RMAG is not or has not conducted its business in violation of any Law, including without limitation, any Law pertaining to environmental protection, occupational health or safety, or employment practices except the violation of which would not have an RMAG Material Adverse Effect.

         Section 3.11 No Litigation. Except as set forth in the RMAG SEC Documents or on Schedule 3.11, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to RMAG's knowledge threatened, against RMAG. There are no pending or, to RMAG's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of RMAG or any of its respective predecessors of


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any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have a RMAG Material Adverse Effect.

         Section 3.12 Absence of Certain Business Practices. Neither RMAG nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to RMAG's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject RMAG to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a RMAG Material Adverse Effect, or
(iii) if not continued in the future, might have a RMAG Material Adverse Effect or which might subject RMAG to suit or penalty in any private or governmental litigation or proceeding.

         Section 3.13 Knowledge. The term "to RMAG's knowledge" shall mean the actual knowledge of each director and officer of RMAG.

         Section 3.14 No Undisclosed Information. No provision of this Article IV or any Schedule or any document or agreement furnished by RMAG contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF SIC AND SIC SHAREHOLDERS

         SIC represents and warrants to RMAG and SUB as follows, and for the limited purposes of Sections 4.2, 4.3, 4.4, 4.5, 4.10, 4.13, 4.15 and 4.17, each of the SIC Shareholders severally represent and warrant as follows:

         Section 4.1 Organization. (a) SIC is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SIC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 4.1, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of SIC and would not delay or prevent the consummation of the transactions contemplated hereby (a "SIC Material Adverse Effect").

         (b) SIC previously has delivered to RMAG accurate and complete copies of SIC's Articles of Incorporation and Bylaws, each as currently in effect.

         Section 4.2 Capitalization. (a) The authorized capital stock of SIC consists of 1,500,000 SIC Shares. As of the date hereof, there are 779,750 SIC Shares issued and outstanding. As of the date hereof, there were outstanding under the SIC Stock Option Plans, all of which are listed on Schedule 4.2, SIC Stock Options entitling the holders thereof to purchase, in the aggregate, up to 144,417 SIC Shares. Except as set forth on Schedule 4.2, at the Effective Time, there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating SIC to issue, transfer or sell any shares of capital stock of SIC or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding SIC Shares are, and all SIC Shares issued and outstanding at the Effective Time shall be, duly authorized and validly issued, fully paid and non-assessable and subject to the terms of this Agreement free from all liens, charges, claims and encumbrances.

         (b)      SIC has no subsidiaries.

         Section 4.3 Authority. SIC has full corporate power and authority to execute and deliver this Agreement and, subject to the requisite approval of the Merger and the adoption of this Agreement by SIC's shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by SIC's Board of Directors and, except for the requisite approval of the Merger and the adoption of this Agreement by SIC's shareholders, no other corporate proceedings on the part of SIC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. SIC's Board of Directors has determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of SIC and its shareholders and, except as provided in Section 5.2 below, have determined to recommend to such shareholders that they vote in favor of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by SIC and the SIC Shareholders, and assuming this Agreement constitutes a legal, valid and binding agreement of RMAG and SUB, constitutes a legal, valid and binding agreement of SIC and the SIC Shareholders, as the case may be, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

         Section 4.4 No Violations; Consents and Approvals. Except as set forth on Schedule 4.4, (a) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by SIC and the SIC Shareholders with any of the provisions hereof conflicts with, violates or results in any breach of (i) subject to obtaining the requisite approval of SIC's shareholders, any provision of the Articles of Incorporation or Bylaws of SIC, (ii) any contract, agreement, instrument or understanding to which SIC, or any SIC Shareholder is a party, or by which SIC, any SIC Shareholder or any of their respective assets or properties is bound, or (iii) subject to the requisite approval of SIC's shareholders, any Law applicable to SIC, any SIC Shareholder or any of their respective assets or properties, excluding from the foregoing clauses (ii) and (iii) conflicts, violations or breaches which, either individually or in the aggregate, would not have a SIC Material Adverse Effect or materially impair SIC's or SIC Shareholder's ability to consummate the transactions contemplated hereby or for which SIC or SIC Shareholders have received or, prior to the Merger, shall have received appropriate consents or waivers.

         (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by SIC in connection with the execution and delivery of the Agreement or the consummation by SIC of the transactions contemplated hereby, except (i) the filing of the appropriate merger documents with the Secretary of State of the States of California and Delaware and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a SIC Material Adverse Effect, or materially impair the ability of SIC to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         Section 4.5 Financial Statements. (a) Set forth as Schedule 4.5 are
(a)(i) audited balance sheets, statements of income, changes in shareholders' equity and cash flows of SIC for the fiscal years ended December 31, 1998 and
(ii) unaudited balance sheet, statements of income, changes in shareholders' equity and cash flows of SIC for the twelve month period ended December 31, 1999. Schedule 4.5 is accurate and complete, was prepared in accordance with generally accepted accounting principals applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) presents fairly the consolidated financial position and results of operation of SIC as at the dates thereof and for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

The audited balance sheet as of December 31, 1998 is sometimes herein referred to as the "SIC Balance Sheet." The unaudited balance sheet at December 31, 1999 is sometimes herein referred to as the "SIC Interim Balance Sheet."

         (b) SIC has no liability or obligation of any kind (whether contingent or otherwise and whether due or to become due) except (i) as set forth on
Schedule 4.5, (ii) as set forth on the SIC Interim Balance sheet, or (iii) as incurred in the ordinary course of business, consistent with past practice since the date of the SIC Interim Balance Sheet.

         Section 4.6 Absence of Certain Changes. Since the date of the SIC Interim Balance Sheet, SIC has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have an SIC Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on
Schedule 4.6, since January 1, 2000, there has not been with respect to SIC any:

         (a) sale or disposition of any material asset other than inventory in the ordinary course;

         (b) payment of any dividend, distribution or other payment to any Shareholder of SIC or to any relative of any such Shareholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

         (c) incurrence or commitment to incur any liability individually or in the aggregate material to SIC, except such liabilities under SIC's existing credit facilities and liabilities incurred in connection with the Merger;

         (d) waiver, release, cancellation or compromise of any indebtedness owed to SIC or claims or rights against others, exceeding $50,000 in the aggregate;

         (e) any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

         (f) unusual or novel method of transacting business engaged in by SIC or any change in SIC's accounting procedures or practices or its financial or equity structure.

         Section 4.7 Proxy Statement Prospectus; Registration Statement. None of the information regarding SIC to be supplied by SIC for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, in the case of the Registration Statement at the time it becomes effective and at the Effective Time, and in the case of the Proxy Statement, at the time it is first mailed to shareholders of RMAG or SIC and at the time of their respective shareholders meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances when made. If at any time prior to the Effective Time any event with respect to SIC shall occur which is required to be described in the Proxy Statement or Registration Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of RMAG and SIC. The Proxy Statement and the Registration Statement will (with respect to SIC) comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         Section 4.8 State Antitakeover Statutes. The SIC Board of Directors has approved this Agreement and the transactions contemplated hereby and such approval constitutes approval of the Merger and the other transactions contemplated hereby, including approval of the voting agreement (as defined in Section 5.13 below) by the SIC Board of Directors as required by the CGCL. No "business combination," "moratorium," "control share," "fair price," "interested shareholder," affiliated transactions" or other state antitakeover statute or regulation (i) prohibits or restricts SIC's ability to perform its obligations under this Agreement (or any party's ability to perform their obligations under the voting agreement) or either party's ability to consummate the Merger or to the other transactions contemplated hereby or thereby, (ii) would have the effect of invalidating or voiding this Agreement or the voting agreement or any provision hereof, or (iii) would subject RMAG or SUB to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

         Section 4.9 Broker's Fees. Neither SIC nor any of its affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

         Section 4.10 Environmental Matters. SIC has complied in all material respects with, and has not been cited for any violation of, federal, state and local environmental protection laws and regulations; and no material capital expenditures will be required for compliance with any federal, state or local laws or regulations now in force relating to the protection of the environment. As used in this section, "hazardous material" means any hazardous or toxic substance, material or waste that is regulated by any federal authority or by any state or local authority where the substance, material or waste is located. There are no underground storage tanks located on the real property owned by SIC nor is SIC aware of any underground storage tanks on the real property leased by SIC in which any hazardous material has been or is being stored, nor has there been any spill, disposal, discharge or release of any hazardous material into, upon or over that real property or into or upon ground or surface water on that real property. There are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets owned by SIC, nor is there any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property owned by SIC. SIC is not aware of any asbestos-containing materials incorporated into the buildings or interior improvements that are part of the real property or into other assets leased by SIC, nor is SIC aware of any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls on the real property leased by SIC.

         Section 4.11 Contracts. Schedule 4.11 sets forth a complete and accurate list or description of:

         (a) All contracts to which SIC is a party or by which it is bound which
(i) involve amounts in excess of $100,000 or payments based on profits or sales,
(ii) are not cancelable by SIC upon 30 days' notice or less, or (iii) involve terms or quantities exceeding normal commitments in the ordinary course of business.

         (b) All contracts with wholesalers, distributors, dealers, sales representatives, or cooperative associations to which SIC is a party or by which it is bound and which involve amounts in excess of $100,000.

         (c) All contracts with any federal, state or local governmental authorities, agencies or subdivisions to which SIC is a party or by which it is bound and which involve amounts in excess of $100,000.

         (d) All contracts for the past or present disposal of hazardous or infectious waste or other materials to which SIC is (or to SIC's knowledge was) a party or by which it is (or to SIC's knowledge was) bound.

         (e) All employment, consulting, management, or agency contracts to which SIC is a party or by which it is bound.

         (f) All contracts containing an obligation of confidentiality with respect to information furnished by SIC to a third party, or received by either from a third party.

         (g) All contracts limiting the freedom of SIC to compete in any line of business, or with any person, or in any geographic area or market.

         (h) All contracts providing for the present or future lease (whether as lessee or lessor), purchase or sale of real property by SIC.

         With respect to each contract set forth on Schedule 4.11, except as set forth on Schedule 4.11: (i) each is legal, valid, binding and enforceable against SIC, and to SIC's knowledge, against each other party thereto, and is in full force and effect; (ii) each will continue to be legal, valid, binding and enforceable against SIC, and to SIC's knowledge, against each other party thereto, and will continue to be in full force and effect immediately following the Effective Date in accordance with the terms thereof as in effect prior to the Effective Date; and (iii) neither SIC nor to SIC's knowledge, any other party, is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration under any such contract. SIC has not been party to any discussions or received any correspondence concerning breach or termination of any of the foregoing and, to SIC's knowledge, there is no default under, or any violation of, any of the foregoing by any other party thereto. SIC has performed all obligations required to be performed by it to date and is not in default under any of the contracts, agreements, leases or other documents to which it is a party. SIC has delivered or caused to be delivered to, RMAG copies of each such contract listed on Schedule 4.11. Since the date of the SIC Interim Balance Sheet, there has been no material modification or termination of any such contract nor, to SIC's knowledge, is any such modification or termination contemplated.

         Section 4.12 Compliance With Laws. SIC is not or has not conducted its business in violation of any Law, including without limitation, any Law pertaining to environmental protection, occupational health or safety, or employment practices except the violation of which would not have an SIC Material Adverse Effect.

         Section 4.13 No Litigation. There is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to SIC's knowledge threatened, against SIC. There are no pending or, to SIC's knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of SIC or any of its respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have an SIC Material Adverse Effect.

         Section 4.14 Inventories. Except as set forth on Schedule 4.14, the inventories reflected on the SIC Interim Balance Sheet are sufficient to cover the immediate needs of SIC in the ordinary course of business as conducted by SIC prior to the execution hereof.

         Section 4.15 Permits and Licenses. Schedule 4.15 lists all permits, licenses, approvals or authorizations of any government authority required to conduct the business of SIC as currently conducted (the "Permits"). Except as set forth on Schedule 4.15, all such Permits have been legally obtained and maintained by SIC and are in full force and effect.

         Section 4.16 Employee Benefits. All employee welfare benefit plans as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA"), employee pension benefit plans as defined in Section 3(2) of ERISA, and all other employee benefit programs or arrangements of any type, written or unwritten (collectively, the "Plans") maintained by SIC or to which SIC contributes are listed on Schedule 4.16. In addition, Schedule 4.16 separately sets forth any Plans which SIC, or any affiliate or predecessor of SIC, maintained or contributed to within the six years preceding the date hereof.

         (a) The Plans comply, with all applicable provisions of all Laws, including, without limitation, the Code and ERISA, and have so complied during all prior periods during which any such provisions were applicable. Without limiting the foregoing, all of the Plans, and any related trust, intended to meet the requirements for tax-favored treatment under the Code (including, without limitation, Sections 401 and 501 and Subchapter B of the Chapter 1 of the Code) meets and for all prior periods has met, such requirements in all material respects.

         (b) SIC and any other party involved in the administration of any of the Plans (i) has complied in all material respects with the provisions of ERISA, the Code or other Laws, applicable to such party, whether as an employer, plan sponsor, plan administrator, or fiduciary of any of the Plans or otherwise, (including without limitation the provisions of ERISA and the Code concerning prohibited transactions), and (ii) has administered the Plans in accordance with the terms. SIC has made all contributions required of it by any Law (including, without limitation, ERISA) or contract under any of the Plans and no unfunded liability exists with respect to any of the Plans.

         (c) SIC has no responsibility or liability, contingent or otherwise, with respect to any Plans or any employee benefits other than under the Plans listed on Schedule 4.16. SIC has the right to amend or terminate, without the consent of any other person, any of the Plans, except as prohibited by law and any applicable collective bargaining agreement. Neither SIC, nor any affiliate or predecessor of SIC, maintains or has ever maintained or been obligated to contribute to (i) any defined benefit pension plan (as such term is defined in Section 3(35) of ERISA), (ii) any multiemployer plan (as such term is defined in
Section 3(37) of ERISA), (iii) any severance plan or policy, or (iv) any arrangement providing medical or other welfare benefits to retirees or other former employees or their beneficiaries, except as required under part 6 of Subtitle B of Title I of ERISA or Section 4980B(f) of the Code (hereinafter collectively referred to as "COBRA").

         (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to SIC's knowledge, any actions, suits, or claims (other than routine claims for benefits) which could reasonably be expected to be asserted, against any of the Plans, or the assets thereof, or against SIC or any other party with respect to any of the Plans.

         Section 4.17 Taxes. (a) SIC has duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns (as defined below) required to be filed by or with respect to SIC on or before the date hereof. SIC has included its federal income Tax Returns for all periods ended on or before December 31, 1998. All such Tax Returns are true, correct and complete in all material respects as of the time of filing. SIC, with respect to the federal income Tax Returns, and, with respect to any other Tax Returns, has paid in full on a timely basis all Taxes (as defined below) due on such Tax Returns or such Taxes that are otherwise due, except to the extent such Tax is being contested in good faith through appropriate proceedings and for contested Taxes only which adequate reserves have been established on the SIC Interim Balance Sheet. Except as set forth on Schedule 4.17, the balance for accrued Taxes on the SIC Interim Balance Sheet for the payment of accrued but unpaid Taxes through the date thereof is correct and the amount of SIC's liability for unpaid Taxes shall not exceed such balance for accrued but unpaid Taxes of the Group and SIC, respectively. The balance of accrued Taxes have been determined in accordance with generally accepted accounting principles, applied on a consistent basis. All monies which SIC was required by Law to withhold from employees have been withheld and either timely paid to the proper governmental authority or set aside in accounts for such purposes and accrued on the books of SIC.

         (b) SIC has never been a member of an affiliated group filing consolidated returns.

         (c) (i) SIC has not received any notice of a deficiency or assessment with respect to Taxes of SIC from any taxing authority which has not been fully paid or finally settled, except to the extent any such deficiency or assessment is being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the SIC Interim Balance Sheet; (ii) there are no ongoing audits or examinations of any Tax Return relating to SIC and no notice (oral or written) of audit or examination of any such Tax Return has been received by SIC; (iii) In the last three years, the federal income Tax Returns of SIC have not been audited by the Internal Revenue Service; and (iv) To SIC's knowledge, no issue has been raised (either in writing or verbally, formally or informally) on audit or in any other proceeding (and is currently pending) with respect to Taxes of SIC by any taxing authority which, if resolved against SIC, would have a SIC Material Adverse Effect. SIC has disclosed on its federal income tax returns all positions taken therein that, SIC believes could give rise to a substantial understatement penalty within the meaning of Code
Section 6662.

         (d) SIC is not (nor has it ever been) a party to any tax sharing agreement and has not assumed the liability for taxes of any other person under law or contract.

         (e) SIC (i) has not filed a consent pursuant to Code Section 341(f) nor agreed to have Code Section 341(f)(2) apply to any disposition of a subsection
(f) asset (as such term is defined in Code Section 341(f)) owned by SIC; (ii) has not agreed, or is not required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise initiated by SIC that will affect the liability of SIC for Taxes;
(iii) has not made an election, or is required, to treat any asset of SIC as owned by another person pursuant to the provisions of former Code Section 168(f)(8); (iv) is not now or has ever been a party to any agreement, contract, arrangement, or plan that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code Section 280G; (v) has not participated in an international boycott as defined in Code
Section 999; (vi) is not now or has ever been a "foreign person" within the meaning of Code Section 1445(b)(2); (vii) is not now or has ever been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii); or (viii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local tax provision.

         (f) SIC is not required to report or pay any additional Taxes from any joint venture, partnership or other arrangement or contract limited liability company that could be treated as a partnership for federal income tax purposes.

         (g) For purposes of this Section 4.17, the following terms shall have the meaning given to them below:

             (i) "Tax" means any of the Taxes, and "Taxes" means, with respect to SIC, (i) all income taxes (including any tax on or based upon net income, or gross income, or income as specially defined, or earnings, or profits, or selected items of income, earnings or profits) and all gross receipts, estimated, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, environmental (including taxes under Code Section 59A), alternative, add-on minimum, custom duties, capital stock, social security (or similar), unemployment, disability, or other taxes, fees assessments, or charges of any kind whatsoever, together with any interest, penalty, or addition thereto, whether disputed or not, imposed by any taxing authority on the Group, and (ii) any liability for payment of any amount of the Tax described in the immediately preceding clause (i) as a result of being a "transferee" (within the meaning of Code Section 6901 or any other applicable law) of another person or successor, by contract, or otherwise, or a member of an affiliated, consolidated, or combined group.

             (ii) "Tax Return" means any return, declaration, report, claim or refund, or information return or statement or other document (including any related or supporting information) filed or required to be filed with any appropriate federal, state, local and foreign governmental entity or authority (individually or collectively, "taxing authority") or other authority in connection with the determination, assessment or collection of any Tax paid or payable by the Group or the administration of any Laws, regulations, or administrative requirements relating to any such Tax.

         Section 4.18 Customers. Except as set forth on Schedule 4.8, no material customer served by SIC has, since December 31, 2000, canceled or otherwise terminated, or to SIC's knowledge, made any threat to cancel or otherwise terminate, its relationship with SIC. SIC has no knowledge that any material customer is dissatisfied in any material respect with the performance of SIC, or any of its employees or that any such customer intends to cancel or otherwise terminate its relationship or to materially decrease its purchase of products and/or services.

         Section 4.19 Absence of Certain Business Practices. Neither SIC nor any director, officer, employee or agent of the foregoing, nor any other person acting on its behalf, directly or indirectly, has to SIC's knowledge given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person which (i) might subject SIC to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a SIC Material Adverse Effect, or (iii) if not continued in the future, might have a SIC Material Adverse Effect or which might subject SIC to suit or penalty in any private or governmental litigation or proceeding.

         Section 4.20 Intellectual Property. (a) Schedule 4.20(a) sets forth a correct and complete list of (i) all U.S. and foreign trademarks, patents, service marks, trade names, copyrights, mask works and designs which are pending, applied for, granted, or registered in any country or jurisdiction of the world and are owned by SIC and used in connection with its business; (ii) all unregistered trademarks, patents, service marks, and trade names which are owned by SIC and used in connection with its business; and (iii) all licenses, contracts, permissions and other agreements relating to the business to which SIC is a party relating in any way to rights in any of the foregoing. Except as set forth on Schedule 4.20(a), title to all registered intellectual property is recorded on records in the name of SIC and, to the extent applicable, all affidavits of continued use and incontestability in respect of such registered intellectual property have been timely filed.

         (b) Except as disclosed and set forth on Schedule 4.20(b), (i) SIC owns or possesses licenses or other valid rights to use, and upon consummation of the transactions contemplated by this Agreement, the Surviving Corporation shall own or possess licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange), all intellectual property necessary to the conduct of the business of SIC as currently conducted, including, without limitation, all releases required in connection with quotes, testimonials or likenesses utilized in editorial or promotional material; (ii) SIC's right title and interest in such intellectual property is not being opposed by any claim or demand or in any proceeding, action, litigation or order to which SIC or any person or entity who has granted a license or other right to use intellectual property to SIC or who has been granted a license or other right to use intellectual property by SIC, is a party or subject, nor to the knowledge of SIC is any such claim, demand, proceeding, action, litigation, or court order threatened; and (iii) the conduct of the business of SIC as currently conducted does not materially infringe or conflict with any intellectual property of others.

         Section 4.21 Insurance. SIC believes, on the basis of advice of insurance advisors, that SIC carries insurance covering its assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily carried by persons conducting business similar to that of SIC. All such policies are in full force and effect and all premiums have been paid to the extent they are due. Schedule 4.21 set forth a schedule of each policy, the amount of coverage and the nature thereof.

         Section 4.22 Required Vote of SIC Shareholders. The affirmative vote of the holders of a majority of the outstanding SIC Shares is required to approve the Merger. No other vote of the shareholders of SIC is required by Law, the Articles of Incorporation or Bylaws of SIC or otherwise in order for SIC to consummate the Merger and the transactions contemplated hereby.

         Section 4.23 Knowledge. The term "to SIC's knowledge" shall mean the actual knowledge of each director and officer of SIC and, where applicable, each SIC Shareholder.

         Section 4.24 Labor. SIC has not experienced any strike, collective labor agreements, or the collective bargaining disputes or claims of unfair labor practices in the last five years. To SIC's knowledge, there is no organizational effort presently being made by or on behalf of any labor union with respect to the employees of SIC.

         Section 4.25 No Undisclosed Information. No provision of this Article IV or any Schedule or any document or agreement furnished by SIC or the SIC Shareholders contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

                                    ARTICLE V

                                    COVENANTS

         Section 5.1 Conduct of Business of SIC and RMAG. Except as contemplated by this Agreement or as expressly agreed to in writing by the other party, during the period from the date of this Agreement to the Effective Time, SIC and RMAG will each conduct their operations substantially as presently operated and only in the ordinary course of business, in a normal manner consistent with past practices and will use commercially reasonable efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time neither SIC nor RMAG will, without the prior written consent of the other:

         (a) amend its Articles of Incorporation or Bylaws;

         (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of its capital stock or any securities convertible into shares of its capital stock, other than pursuant to and in accordance with the terms of its stock option plans;

         (c) recapitalize, split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; or purchase, redeem or otherwise acquire any shares of its own capital stock;

         (d) (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit, relating to purchase money security interests or obligations as a lessee under leases recorded as capital leases, each as incurred in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

         (e) (i) increase in any manner the rate of compensation of any of its directors, officers or other employees, except in the ordinary course of business and in accordance with its customary past practices or as otherwise may be contractually required; or (ii) pay or agree to pay any bonus, pension, retirement allowance, severance or other employee benefit except as required under currently existing employee benefit plans or in the RMAG SEC Documents;

         (f) except as set forth on Schedule 5.1, sell or otherwise dispose of, or encumber, or agree to sell or otherwise dispose of or encumber, any assets other than inventory in the ordinary course of business;

         (g) enter into any other agreement, commitment or contract, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

         (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any (i) plan of liquidation or dissolution, (ii) acquisition of a material amount of assets or securities, (iii) disposition of a material amount of assets or securities or (iv) material change in its capitalization, or enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract right;

         (i) SIC shall not cancel any insurance policy referred to in Section 4.22;

         (j) engage in any unusual or novel method of transacting business or change any accounting procedure or practice or its financial structure; or

         (k) take any action the taking of which, or omit to take any action the omission of which, would cause any of the representations and warranties herein to fail to be true and correct in all respects as of the date of such action or omission as though made at and as of the date of such action or omission.

         Section 5.2 No Solicitation. SIC and RMAG each agrees that, prior to the Effective Time, except as provided below it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Transaction Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Transaction Proposal or agree to or endorse any Transaction Proposal or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to take any such action; provided, however, that nothing contained in this Agreement shall prohibit the SIC or RMAG Boards of Directors, respectively, from, (i) furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide Transaction Proposal which the SIC or RMAG Board of Directors, as the case may be, determines in good faith that such action is necessary for the SIC or RMAG Board of Directors to comply with its fiduciary duties to shareholders under applicable law or (ii) withdrawing, modifying or changing its recommendation referred to in Section 4.3 if there exists a Transaction Proposal and the SIC or RMAG Board of Directors, as the case may be, and based upon the advise of independent legal counsel, determines in good faith that such action is necessary for the SIC or RMAG Board of Directors to comply with its fiduciary duties to shareholders under applicable law in connection with such Transaction Proposal. SIC or RMAG, as the case may be, shall immediately advise the other parties to this Agreement, orally and in writing, of any inquiries or proposals relating to an Transaction Proposal known to it, the material terms and conditions of such inquiry or proposal, and the identity of the person or entity making such inquiry or proposal. SIC or RMAG, as the case may be, shall give the other parties to this Agreement at least two (2) business days advance notice of any information to be supplied to, and at least three (3) days' advance notice of any agreement to be entered into with any person or entity making such a proposal for a Transaction Proposal with respect to SIC or RMAG. For purposes of this Agreement, "Transaction Proposal" shall mean any of the following (other than the transactions between SIC, RMAG and SUB contemplated by this Agreement) involving SIC or RMAG: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of twenty percent (20%) or more of the assets of SIC or RMAG, in a single transaction or series of transactions; (iii) any offer for, or the acquisition (or right to acquire) of "beneficial ownership" by any person, "group" or entity (as such terms are defined under Section 13(d) of the Securities Exchange Act of 1934), of twenty percent (20%) or more of the outstanding shares of capital stock of SIC or RMAG or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement by SIC of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         Section 5.3 Access to Information. (a) From the date of this Agreement until the Effective Time, SIC will provide RMAG and RMAG will provide SIC, and their respective lenders and authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books and records of SIC, RMAG and SUB, will permit the other party to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

         (b) RMAG and SIC will hold and will cause their representatives to hold in confidence, all documents and information furnished in connection with this Agreement. Other than documents or information (i) available to the public, (ii) which are or become known by RMAG or SIC from a source other than SIC or RMAG, as the case may be, other than by a breach of a confidentiality obligation owed to SIC or RMAG, respectively, or (iii) required by law to be disclosed.

         Section 5.4 Registration Statement and Proxy Statement. RMAG shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and RMAG shall file the Registration Statement in which the Proxy Statement/Prospectus shall be included. SIC shall cooperate with RMAG with regard to such filings. RMAG and SIC shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. RMAG shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of the RMAG Common Stock. RMAG and SIC shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences.

         Section 5.5 Shareholders' Meetings. Unless the SIC Board of Directors shall have taken an action permitted by clause (ii) of Section 5.2 above, SIC and RMAG each shall call a meeting of its respective shareholders to be held as promptly as practicable (and in any event within 45 days after the Registration Statement is declared effective) for the purpose of voting, in the case of SIC, upon this Agreement and the Merger and, in the case of RMAG, upon the issuance of the RMAG Common Stock and RMAG Preferred Shares pursuant to the Merger. Each of SIC and RMAG shall, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meetings and shall use all commercially reasonable efforts to hold such meetings on the same day and as soon as practicable after the date hereof. Unless the SIC Board of Directors shall have taken an action permitted by clause (ii) of Section 5.2 above, each party shall use all commercially reasonable efforts to solicit from shareholders of such party proxies in favor of such matters.

         Section 5.6 Reasonable Efforts; Other Actions. SIC, RMAG and SUB each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of any actions required to qualify the Merger treatment as a tax-free reorganization within the meaning of Code Section 368(a)(2)(D), and (ii) the obtaining of all necessary consents, approvals or waivers under its material contracts.

         Section 5.7 Public Announcements. Before issuing any press release or otherwise making any public statements with respect to the Merger, RMAG, SUB and SIC will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction and any filings required with the SEC).

         Section 5.8 Notification of Certain Matters. Each of SIC and RMAG shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice of lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of SIC or RMAG, as the case may be, to which it is a party or is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change, or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each party shall use its best efforts to prevent or promptly remedy the same.

         Section 5.9 Expenses. Except as otherwise provided herein, RMAG and SUB, on the one hand, and SIC, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants, $25,000 of the expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees) the Proxy Statement/Prospectus shall be paid by SIC.

         Section 5.10 Affiliates. SIC shall deliver to RMAG a letter identifying all persons who, as of the date hereof, may be deemed to be "affiliates" thereof for purposes of Rule 145 under the Securities Act (the "Affiliates") and shall advise RMAG in writing of any persons who become Affiliates prior to the Effective Time. SIC shall cause each person who is so identified as an Affiliate to deliver to RMAG, no later than the earlier of the thirtieth (30th) day prior to the Effective Time or the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit A hereto.

         Section 5.11 Stock Exchange Listing. RMAG shall file a listing application on or before the Closing and thereafter shall use its best efforts to effect approval to list on the NASDAQ SmallCap Stock Market, the RMAG Common Stock to be issued pursuant to the Merger and, in connection with any conversion by a former holder of SIC shares of his, her or its RMAG Preferred Shares issued pursuant to the Merger, the underlying shares of RMAG Common Stock.

         Section 5.12 State Antitakeover Laws. If any "fair price" or "control share acquisition" statute or other similar antitakeover regulation shall become applicable to the transactions contemplated hereby, RMAG and SIC and their respective Board of Directors shall use their reasonable best efforts to grant such approvals and to take such other actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise use their reasonable best efforts to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

         Section 5.13 Voting Agreement; Election Agreement. Simultaneously, with execution and delivery of this Agreement, (a) The SIC Shareholders shall deliver to RMAG a voting agreement in the form attached hereto as Schedule 5.13(a) and
(b) the individuals listed on Schedule 5.13 shall deliver to RMAG the Election Agreement in the form attached hereto as Schedule 5.13(b).

         Section 5.14 Employment Agreement. At the Effective Time RMAG and the Surviving Corporation shall enter into an employment agreement with each of the persons listed on Schedule 5.14 in the forms set forth on Schedules 5.14(a) through 5.14(b) (the "Employment Agreements").

         Section 5.15 Post Merger Operations. (a) Throughout the three year period immediately following the Effective Time, RMAG will operate its business and the business of the Surviving Corporation headquartered in Gold River, California. At the Effective Time, the Board of Directors of RMAG ("RMAG Board") shall increase the size of the RMAG Board to consist of seven (7) members, two
(2) of which shall be initially designated by the SIC Shareholders and the remaining five (5) shall be designated by RMAG. Such board size and composition shall continue for a period of not less than three (3) years following the Effective Time.

         (b) For the first audited statements of the Surviving Corporation, such auditors shall be chosen by the SIC shareholders and shall be either (i) a "big five" accounting firm, (ii) BDO Seidman, or (iii) Grant Thornton.

         Section 5.16 Lockup Agreement. Promptly after the execution and delivery of this Agreement, but prior to the Effective Time, all SIC shareholders shall deliver to RMAG lockup agreements by each such SIC shareholder agreeing not to sell, transfer, encumber, pledge, hypothecate, or otherwise dispose any shares of RMAG Common Stock received by such shareholder pursuant to the Merger, in accordance with Section 2.1, for the following periods:

         (a) 25% of such RMAG Common Stock may be sold on or after the 90th day after the Effective Time;

         (b) an additional 25% of such RMAG Common Stock may be sold on or after the 180th day after the Effective Time;

         (c) an additional 25% of such RMAG Common Stock may be sold on or after the 270th day after the Effective Time; and

         (d) all remaining RMAG Common Stock received by such shareholder may be sold on or after the 360th day after the Effective Time. Such agreement shall be substantially in the form attached hereto as Schedule 5.16.

         Section 5.17 RMAG Stock Options. Upon execution of this Agreement, RMAG shall create a pool of 575,000 Vested Stock Options and 575,000 Vesting Stock Options (as defined below) (the "Merger Option Pool"), and at the Effective Time will grant options from such Merger Option Pool to Merger Optionees (as defined below) as follows:

         (a) At the Effective Time, RMAG will grant to the persons designated by SIC and mutually agreed to by SIC and RMAG, which agreement shall not be unreasonably withheld ("Merger Optionees"), an aggregate of 575,000 incentive stock options to purchase shares of RMAG's common stock (the "Vested Options"). The Vested Options shall be fully vested at the time of grant and shall be exercisable for a ten (10) year period following the Effective Time at an exercise price equal to the Fair Market Value of RMAG's Common Stock at the Effective Time. If, and to the extent, the Vested Options do not qualify for incentive stock options, such Vested Options, as to that portion only, will be issued as non-statutory stock options. Each grantee of the Vested Options will agree not to exercise the Vested Options prior to the first anniversary of the Effective Time. The terms and conditions of the Vested Option agreements shall be substantially in the form attached hereto as Schedule 5.17(a).

         (b) In addition to the Vested Options described in Section 5.17 above, RMAG will grant at the Effective Time to Merger Optionees designated by SIC and mutually agreed to by SIC and RMAG, which agreement shall not be unreasonably withheld, an additional 575,000 incentive stock options to purchase shares of RMAG's common stock ("Vesting Options"). The Vesting Options shall vest over a three (3) year period at the rate of 33.33% per year and shall be exercisable for a ten (10) year period at an exercise price equal to the Fair Market Value of RMAG's Common Stock at the Effective Time. In the event and to the extent, that any portion of the options are not qualified for incentive stock options, such Vesting Options, as to that portion only will be issued as non-statutory options. The form of the Vesting Options shall be substantially in the form attached hereto as Schedule 5.17(b). The performance criteria shall be determined by SIC and RMAG prior to the Effective Time.

         (c) RMAG shall cause the shares of RMAG's Common Stock issuable upon exercise of Vested and Vesting Options to be registered on a Registration Statement on Form S-8 or other appropriate form.

         Section 5.18 Satisfaction of Conditions. SIC agrees to use its best efforts to cause each of the conditions set forth in Article VII to RMAG and SUB proceeding with the Closing to be satisfied on or before the Closing Date. RMAG and SUB agree to use their respective best efforts to cause each of the conditions set forth in Article VIII to SIC proceeding with the Closing to be satisfied on or before the Closing Date.

         Section 5.19 First Bank of California Loans. SIC and the SIC Shareholders will use their best efforts to obtain the consent of First Bank of California ("First Bank"). In the event that SIC and the SIC Shareholders are not able to cause the release of the guaranty as a condition to First Bank's consent, the SIC Shareholders agree to remain as guarantors of the First Bank loans. In such event, RMAG will indemnify the SIC Shareholders under such guaranty, and furthermore, after the Effective Time, RMAG will use its reasonable best efforts to cause either the release of such parties as guarantor, or, alternatively, to cause a new bank to replace First Bank.

                                   ARTICLE VI

               CONDITIONS TO THE OBLIGATIONS OF RMAG, SUB AND SIC

         The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the closing of each of the following conditions:

         Section 6.1 Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

         Section 6.2 Shareholder Approval. The requisite vote of the shareholders of SIC and RMAG and SUB necessary to consummate the transactions contemplated by this Agreement shall have been obtained.

         Section 6.3 Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

         Section 6.4 Listing. The RMAG Common Stock issued in the Merger shall have been authorized for listing on the NASDAQ SmallCap Stock Market.

                                   ARTICLE VII

                  CONDITIONS TO THE OBLIGATIONS OF RMAG AND SUB

         The obligation of RMAG and SUB to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before to the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by RMAG and SUB:

         Section 7.1 Representations Accurate. The representations and warranties of SIC and the SIC Shareholders, as applicable, contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date.

         Section 7.2 Performance. SIC shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

         Section 7.3 Officer's Certificate. RMAG and SUB shall have received a duly executed certificate signed by the President or Chairman of SIC certifying as to (i) compliance with the conditions set forth in Sections 7.1 and 7.2; (ii) the accuracy and completeness of the Bylaws of SIC and the director and shareholder resolutions of SIC approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of SIC. RMAG and SUB shall have received a duly executed certificate signed by an SIC Shareholder certifying as to the compliance with the condition set forth in Section 7.1.

         Section 7.4 Certified Articles of Incorporation. RMAG and SUB shall have received a certificate of the Secretary of State of the State of California certifying the Articles of Incorporation of SIC and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

         Section 7.5 Good Standing. RMAG shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of SIC and each other state in which SIC is qualified to do business as set forth on Schedule 4.1.

         Section 7.6 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or the legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger or would otherwise restrict RMAG's or the Surviving Corporation's exercise of full rights to own and operate the business of SIC subsequent to the Effective Time.

         Section 7.7 Consents. RMAG and SUB shall have received copies of consents of all third parties necessary for SIC to execute, deliver and perform this Agreement and consummate the Merger including, but not limited to, the consent of First Bank of California.

         Section 7.8 SIC Documents. RMAG and SUB shall have received executed copies of the (i) Voting Agreements; (ii) Election Agreements; (iii) Employment Agreements; (iv) legal opinion of SIC's outside legal counsel, which legal opinion will be in a form and substance reasonably acceptable to RMAG and its counsel; and (v) Lockup Agreements.

         Section 7.9 Dissenting Shares. On the Closing Date, the aggregate number of SIC Shares with respect to which the holders shall be dissenting shareholders entitled to relief under Sections 1301 and 1303 of the CGCL shall not exceed five percent (5%) of all outstanding SIC Shares.

         Section 7.10 Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of SIC.

         Section 7.11 Agreements with Affiliates. RMAG and SUB shall have received from each person who is an Affiliate under Section 5.10 an executed copy of the written agreement referred to in Section 5.10 and such agreements shall be in full force and effect and there shall be no breach, or in existence any facts which with passage of time or otherwise could constitute a breach, thereof.

         Section 7.12 Certificate of Merger. SIC shall have delivered to RMAG the Certificate of Merger as executed by duly authorized officers of SIC.

                                  ARTICLE VIII

            CONDITIONS TO THE OBLIGATIONS OF SIC AND SIC SHAREHOLDERS

         The obligations of SIC and SIC Shareholders to effect the Merger and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by SIC and SIC Shareholders:

         Section 8.1 Representations Accurate. The representations and warranties of RMAG and SUB contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date.

         Section 8.2 Performance. RMAG and SUB shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

         Section 8.3 Compliance Certificate. SIC and the SIC Shareholders shall have received a certificate signed by the President or Chairman of each of RMAG and SUB certifying as to (i) compliance with the conditions set forth in Sections 8.1 and 8.2; (ii) the accuracy and completeness of the Bylaws of SUB and, as applicable, the director and shareholder resolutions of RMAG and SUB approving this Agreement, the Merger and the transactions contemplated hereby; and (iii) the identity and authority of the officers and other persons executing documents on behalf of RMAG and SUB.

         Section 8.4 Certified Articles of Incorporation. SIC shall have received a certificate of the Secretary of States of the State of Florida and Delaware certifying the Articles of Incorporation of RMAG and the Certificate of Incorporation of SUB and all amendments thereof, dated not more than ten (10) days prior to the Closing Date.

         Section 8.5 Good Standing. SIC shall have received a certificate of good standing, or its equivalent, dated no more than ten (10) days prior to the Closing Date, from the state of incorporation of RMAG and SUB and each other state in which RMAG and SUB are qualified to do business, which states are set forth on Schedule 8.5.

         Section 8.6 Legal Action. There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Merger.

         Section 8.7 Consents. SIC shall have received copies of consents of all third parties necessary for RMAG to execute, deliver and perform this Agreement and consummate the Merger.

         Section 8.8 RMAG Documents. SIC shall have received executed copies of the (i) Election Agreements and (ii) legal opinion of RMAG's legal counsel, which legal opinion will be a form and substance reasonably acceptably to SIC and its counsel.

         Section 8.9 Material Adverse Change. There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of RMAG or SUB.

         Section 8.10 Certificate of Merger. SUB shall have delivered to SIC the Certificate of Merger, executed by duly authorized officers of SUB.

                                   ARTICLE IX

                                     CLOSING

         Section 9.1 Time and Place. Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Atlas, Pearlman, Trop & Borkson, P.A., as soon as practicable, but in no event later than the second business day after the date on which each of the conditions set forth in Articles VI, VII and VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to such conditions) have been satisfied or waived, in writing, by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as RMAG, SUB and SIC may, in writing, mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

         Section 9.2 Filings at the Closing. Subject to the provisions of Articles VI, VII, VIII and X hereof, SIC, RMAG and SUB shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the CGCL and the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

         Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of SIC and RMAG:

         (a) by mutual consent of RMAG and SIC;

         (b) by either RMAG or SIC, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable;

         (c) by either RMAG or SIC, if the requisite shareholder approvals of the shareholders of either RMAG or SIC are not obtained at a meeting of shareholders duly called and held therefor; or

         (d) by either RMAG or SIC if a merger shall not have been consummated by September 30, 2000, provided that a party in material breach of this Agreement may not terminate this Agreement.

         Section 10.2 Termination by RMAG. This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, before or after the approval of the shareholders of RMAG or SIC, by RMAG if (a) SIC shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by SIC at or prior to such date of termination, (b) there exists a breach of any representation or warranty of SIC contained in this Agreement such that the closing conditions set forth in Article VII would not be satisfied, provided, however, that with respect to either (a) or (b), if such failure or breach is capable of being cured prior to the Effective Time, such failure or breach shall not have been cured within fifteen (15) days of delivery to SIC of written notice of such failure or breach, (c) the Board of Directors of SIC shall have failed to recommend, or shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger in a manner adverse to RMAG or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of a Transaction Proposal (as defined in Section 5.2 above) with a person or entity other than RMAG or any Affiliate of RMAG (or the SIC Board of Directors resolves to do any of the foregoing), or (d) the Board of Directors of SIC shall furnish or disclose nonpublic information or negotiate, explore or communicate in any way with a third party with respect to any Transaction Proposal, or shall have resolved to do any of the foregoing and publicly disclosed such resolution.

         Section 10.3 Termination by SIC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of RMAG or SIC, by SIC, if (a) RMAG or SUB shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with by RMAG or SUB at or prior to such date of termination, (b) there exists a breach of any representation or warranty of RMAG or SUB contained in this Agreement such that the closing conditions set forth in Article VIII would not be satisfied, provided, however, that, with respect to either (a) or
(b), if such failure or breach is capable of being cured prior to the

Effective Time, such failure or breach shall not have been cured within fifteen
(15) days of delivery to RMAG or SUB of written notice of such failure or breach, or (c) the Board of Directors of RMAG or SUB shall have failed to recommend or shall have withdrawn, modified or changed its recommendation of this Agreement in a manner adverse to SIC or shall have recommended or issued a neutral recommendation with respect to any proposal in respect of a Transaction Proposal with a person or entity other than SIC or any Affiliate of SIC (or the Board of Directors of RMAG or SUB, respectively, resolves to do any of the foregoing), in each case in accordance with and solely to the extent permitted by Section 5.2 above.

         Section 10.4 Procedure for Termination. In the event of termination and abandonment of the Merger by RMAG or SIC pursuant to this Article X, written notice thereof shall forthwith be given to the other.

         Section 10.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 10.5 and in Section 5.3(b) hereof. Nothing in this
Section 10.5 shall relieve any party from liability for willful breach of this Agreement.

                                   ARTICLE XI

                          SURVIVABILITY; INVESTIGATIONS

         Section 11.1 Survival of Representations and Warranties. The representations and warranties of SIC, the SIC Shareholders (as applicable), RMAG and SUB contained herein or in any certificate or other documents delivered prior to the Effective Time shall survive and remain in full force and effect for a period of forty-five (45) days after completion and delivery to RMAG of SIC's audited financial statements for the year ended December 31, 2000 ("the Survival Period"); provided, however, that representations set forth in Sections 3.2, 3.5, 3.9, 3.11, 4.2, 4.10, 4.13 and 4.17 shall survive until the expiration of the statute of limitations. To the extent that written notice of any indemnification claim for breach of any representation or warranty (indicating with reasonable specificity at the basis for such claim, shall be delivered to the other party within the Survival Period, such representation and warranty shall survive the termination of Survival Period with respect to the subject matter of such claim and shall continue until resolution of such claim. The covenants and agreements contained herein shall survive the Effective Time and continue in accordance with their respective terms.

         Section 11.2 Losses. For purposes of this Agreement, the term "Loss" or "Losses" shall mean each and all of the following items: claims, losses, liabilities, obligations, payments, damages, judgments, fines, penalties, amounts paid in settlement, and any related reasonable costs and expenses (including, without limitation, interest which may be imposed in connection therewith, costs and expenses of investigation, actions, suits, proceedings, demands, assessments and reasonable fees and disbursements of counsel and other experts) incurred by the person or entity seeking indemnification (the "Indemnitee") (whether relating to claims asserted by or against third parties or to claims asserted against the party providing indemnification (the "Indemnitor")). In the event there is a determination by any court of competent jurisdiction, appropriate regulatory body or alternative dispute resolution entity so authorized to make such determination, which shall make a finding apportioning liability, each party shall accordingly be liable to the extent of such finding of apportionment.

         Section 11.3 Indemnification by SIC and the SIC Shareholders. Subject to the provisions of this Article XI, prior to the Effective Time, SIC and the SIC Shareholders shall indemnify and hold harmless RMAG and SUB and its Affiliates and their respective officers, directors, employees, agents, consultants, representatives and successors in accordance with the provisions of
Section 11.1, as to survival after the Effective Time, SIC and the SIC Shareholders shall indemnify and hold harmless RMAG and the Surviving Corporation and its Affiliates, and their respective officers, directors, employees, agents, consultants, representatives and successors from and against any and all Losses incurred by any of them arising out of or resulting from any of the following:

         (a) any misstatement by SIC or any SIC Shareholder or any inaccuracy in any of the representations or warranties made by them as applicable in this Agreement or in any ancillary document; or

         (b) any failure by SIC or any SIC Shareholder to perform any of its covenants or agreements contained in this Agreement or in any ancillary document;

         Section 11.4 Procedure for Indemnification. In the event that any Indemnitee shall incur or suffer any Losses in respect of which indemnification may be sought hereunder, the Indemnitee shall assert a claim for indemnification by written notice (the "Notice") to the Indemnitor stating the nature and basis of such claim. Promptly after receipt by an Indemnitee of written notice of the assertion of a claim or the commencement of any action, litigation or proceeding by any third party (a "Third-Party Claim") with respect to any matter for which indemnification is or may be owing pursuant to Section 11.3, the Indemnitee shall give notice to the Indemnitor and shall thereafter keep the Indemnitor informed of all other information it receives with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor prompt notice and such other information as provided herein shall not relieve the Indemnitor of any of its obligations hereunder unless and then only to the extent that the Indemnitor shall have been actually prejudiced thereby. The parties each agree to cooperate and will cause the Indemnitor to cooperate with and render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such Third-Party Claim or proceeding, which assistance shall include, without limitation, making appropriate personnel reasonably available for any discovery or trial. If the Indemnitor fails or refuses to undertake the defense of any such Third-Party Claim within thirty (30) days after delivery of the notice, the Indemnitee shall have the right to take exclusive control of the defense, negotiation and/or settlement of such Third-Party Claim at the Indemnitor's expense. Neither the Indemnitor nor the Indemnitee shall settle or compromise any Third-Party Claim without the consent of the other, which consent shall not be unreasonably withheld or delayed; provided, that any settlement or compromise includes an unconditional release of the Indemnitee from all liabilities or obligations relating to the Third-Party Claim.

         Section 11.5 Payment. With respect to Third-Party Claims for which indemnification is payable under this Agreement, such indemnification shall be paid by the Indemnitor promptly upon (i) the entry of a final judgment against the Indemnitee and the expiration of any applicable appeal period; (ii) the entry of a non-appealable judgment or final appellate decision against the Indemnitee; (iii) the entering into of any settlement agreement in accordance with the provisions of this Article XI; or (iv) the entry of any consent order or decree binding upon the Indemnitee. Notwithstanding the foregoing, reasonable expenses of the Indemnitee which constitute Losses hereunder shall be reimbursed on a current basis by the Indemnitor.

         Section 11.6 Limitation. Notwithstanding anything to the contrary contained in this Article 11, neither SIC or any SIC Shareholder shall have liability for any Losses, until such Losses have exceeded $150,000 and the maximum amount of any liability for Losses shall be limited to (a) $5.3 million in the case of the SIC Shareholders and (b) $10,000,000 in the case of SIC.

         Section 11.7 Investigation. The respective representations and warranties of RMAG, SUB, SIC and the SIC Shareholders contained herein or in any certificate or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

         Section 11.8 Satisfaction of Claims. Absent any claim for fraud or other similar claim, RMAG agrees that any claim for Losses shall be satisfied in the case of the SIC Shareholders from the RMAG Preferred Shares received by such Shareholders pursuant to this Agreement and shall be satisfied 87% of Lidster and 13% from Wong. For purposes of this Section 11.8, the RMAG Preferred Shares shall be valued at the value of the shares if such Preferred Shares were eligible for conversion at the date of any such claim for indemnification.

                                   ARTICLE XII

                                  MISCELLANEOUS

         Section 12.1 Notices. All notices shall be in writing delivered as follows:

If to RMAG or SUB, to:

                  Registry Magic Incorporated
                  3998 FAU Boulevard, Suite 200-105
                  Boca Raton, FL 33431
                  Attention: Lawrence Cohen

                  With a copy to:

                  Atlas, Pearlman, Trop & Borkson, P.A.
                  350 East Las Olas Boulevard, Suite 1700
                  Fort Lauderdale, Florida 33301
                  Attention: Joel D. Mayersohn, Esq.

If to SIC, to:

                  Synergex International Corporation
                  2330 Gold Meadow Way
                  Gold River, CA 95670
                  Attention: General Counsel

                  With a copy to:

                  McDonough, Holland & Allen
                  555 Capital Mall, Ninth Floor
                  Sacramento, CA 95814
                  Attention: Nancy P. Lee, Esq.

If to SIC Shareholders, to:

                  Michele Wong
                  Kenneth Lidster
                  c/o Synergex International Corporation
                  2330 Gold Meadow Way
                  Gold River, CA 95670

or to such other address as may have been designated in a prior notice pursuant to this Section. Notices shall be deemed to be effectively served and delivered
(a) when delivered personally; (b) when given by telephone facsimile (with a copy mailed by first-class U.S. mail); (c) one (1) business day following deposit with a recognized national air courier service; or (d) three (3) business days after being deposited in the United States mail in a sealed envelope, postage prepaid, return receipt requested, to the appropriate party.

         Section 12.2 Binding Effect. Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the parties hereto any rights or benefits hereunder.

         Section 12.3 Headings. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

         Section 12.4 Exhibits and Schedules. The Exhibits and schedules referred to in this Agreement will be deemed to be a part of this Agreement.

         Section 12.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

         Section 12.6 Governing Law. This Agreement will be governed by the laws of the State of Florida without regard to conflict of laws principles thereof.

         Section 12.7 Waivers. Compliance with the provisions of this Agreement may be waived only a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

         Section 12.8 Pronouns. The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

         Section 12.9 Time Periods. Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

         Section 12.10 Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

         Section 12.11 Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations among the parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the parties other than those incorporated herein and to be delivered hereunder.

         Section 12.12 Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                              REGISTRY MAGIC INCORPORATED


                              By:        /s/ Lawrence Cohen
                                 -----------------------------------------
                                 Lawrence Cohen, Its Chairman


                              SYNERGEX INTERNATIONAL CORPORATION


                              By:       /s/ Michele C. Wong
                                 -----------------------------------------
                                 Michele C. Wong
                                 Its President and Chief Executive Officer


                              RMAG ACQUISITION CORP.


                              By:       /s/ Lawrence Cohen
                                 -----------------------------------------
                                 Lawrence Cohen, Its Chairman


                              SIC SHAREHOLDERS


                                    /s/ Michele C. Wong
                              --------------------------------------------
                              Michele C. Wong


                                   /s/ Kenneth Lidster
                              --------------------------------------------
                              Kenneth Lidster

                                 FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is dated May _____, 2000, by and among SYNERGEX INTERNATIONAL CORPORATION, certain shareholders of SYNERGEX INTERNATIONAL CORPORATION, RMAG ACQUISITION CORP. and REGISTRY MAGIC INCORPORATION.

                              PRELIMINARY STATEMENT

         The parties have entered into an Agreement and Plan of Merger dated as of February 11, 2000 (the "Merger Agreement") and have agreed to amend certain provisions of the Merger Agreement as set forth below.

         NOW, THEREFORE, in consideration of the agreements contemplated herein, and other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties intend to be legally bound, agree as follows:

         1. The provisions of this Amendment shall govern and control over any conflicting or inconsistent provisions in the Merger Agreement, but except as modified hereby, all provisions of the Merger Agreement remain unmodified and in full force and effect and are hereby reaffirmed by each of the parties hereto. Unless otherwise defined herein, all capitalized terms have the same meaning as provided for therefore in the Merger Agreement.

         2. Section 1.1 of the Merger Agreement is amended inserting the words ", Delaware" after the word corporation on the sixth line of such section.

         3. Section 5.5 shall be amended by inserting the words "and amending its Articles of Incorporation to change its name to Synergex International Corporation" after the words merger in the sixth line of such section.

         4.       Each party represents and warrants the others as follows:

         (a) The execution, delivery and performance of this Agreement (i) has been duly authorized by all necessary or appropriate proceedings, corporate or otherwise; (ii) does not violate a conflict of any provisions of the respective Articles of Incorporation, Bylaws or standing resolutions, if applicable; and
(iii) does not violate or result in a breach or default (with the giving of notice, the passage of time or otherwise) under contract, understanding, judgment, order, writ, law or regulations applicable to the representing party or its assets.

         (b) This Amendment is the valid, legal and binding obligation and the Agreement of the representing party and is enforceable against it in accordance with its terms.

         5. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document.

         IN WITNESS WHEREOF, the parties have executed this First Amendment to the Agreement and Plan of Merger on the date first written above.

                                     REGISTRY MAGIC INCORPORATED



                                     By:
                                         --------------------------------------
                                         Lawrence Cohen, Its Chairman



                                     SYNERGEX INTERNATIONAL CORPORATION



                                     By:
                                         --------------------------------------
                                         Michelle C. Wong, Its President
                                         and Chief Executive Officer

                                     RMAG ACQUISITION CORP.


                                     By:
                                         --------------------------------------
                                         Lawrence Cohen, Its Chairman



                                     SIC SHAREHOLDERS



                                     ------------------------------------------
                                     Michelle C. Wong



                                     ------------------------------------------
                                     Kenneth Lidster






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